Exhibit 99.1

Tenet Names Bob Kerrey to Board of Directors

DALLAS — November 30, 2012 — Tenet Healthcare Corporation (NYSE: THC) today announced that Bob Kerrey, former governor and U.S. senator from Nebraska and former president of The New School, has been appointed to its board of directors.  Kerrey joins the board as an independent director and will serve on the audit and compensation committees.  He previously served on Tenet’s board from March 2001 until March 2012.

Kerrey, 69, is a businessman who served as governor of Nebraska from 1983 to 1987, and represented the state in the U.S. Senate from 1989 to 2001.  While in the Senate, Kerrey was a member of the National Bipartisan Commission on the Future of Medicare, which convened from 1998 to 1999.  Following his retirement from elected office, he served as a member of the National Commission on Terrorist Attacks Upon the United States, commonly known as the 9/11 Commission.   From 2001 to 2011 Senator Kerrey was the seventh president of The New School in New York City.  A decorated military veteran, Senator Kerrey served in Vietnam as a Navy SEAL and received the Congressional Medal of Honor for heroism in combat.

“We’re pleased to have Senator Bob Kerrey rejoin our board.  He has distinguished himself throughout his career in the military, public service, business and higher education. His wisdom and insight have been invaluable to Tenet’s board through the years and we look forward to his continued contributions,” said Tenet’s president & CEO Trevor Fetter.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving more than 500 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

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Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

This document contains “forward-looking statements” — that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The information contained in this release is as of the date hereof. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

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